Exhibit 99.1

**FOR IMMEDIATE RELEASE**

JDS UNIPHASE SELECTS VICE PRESIDENT TO LEAD COMMUNICATIONS COMPONENTS AND TRANSMISSION PRODUCT GROUPS

San Jose, California – November 2, 2004 - JDS Uniphase (NASDAQ:  JDSU and TSX:  JDU.NV) today announced that Michael Ricci has joined as senior vice president of the new Components and Modules product group, which was created through the merger of the Components and Transmission product groups.

Ricci will report to JDS Uniphase Chief Executive Officer (CEO) Kevin Kennedy and lead the new product group, which, with 200 product lines, has the broadest portfolio of components and modules for fiberoptic communications in the industry.

“Mike Ricci will be an tremendous asset to JDS Uniphase as we increase the value we provide to our communications customers and develop technologies to help them meet emerging market needs,” said CEO Kennedy. “His proven telecommunications expertise and organizational leadership capabilities are exactly what the Company needs as we scale this product group.”

Ricci has a record of achievement spanning over 25 years that includes successfully introducing innovative new products and strong organizational management at leading edge organizations serving the communications market.

Before joining JDS Uniphase, Ricci was a vice president and general manager at Intel Corporation for five years with the Telecom Products Division, the Optical Products Group, and the Business Development Group. Prior to that, as vice president at Level One Communications, he led the telecom business unit and helped Level One become a market leader. Prior to Level One, Ricci served at Advanced Micro Devices (AMD) in engineering for telecommunications and microprocessor products and ultimately oversaw development and launch of communications products, including wireless communications, desktop networking, and Ethernet technologies. Ricci began his career at Siliconix, Inc. and holds a bachelor’s degree in electrical engineering from Stanford University.

Ricci, who joined JDS Uniphase on November 1, 2004, is an executive officer of the Company based at its corporate headquarters in San Jose, California.

About JDS Uniphase

JDS Uniphase Corporation designs and manufactures products that provide innovative optical solutions for communications, commercial and consumer applications. The Company offers components, modules and subsystems for a variety of markets including communications, display, commercial lasers, document, and product authentication. More information is available at www.jdsu.com.

General Inquiries: Contact your JDS Uniphase Representative or call 800-498-5378 in North America or + 800-5378-5378 outside of North America.

Media Inquiries: Pamela Sufi, Corporate Marketing Communications, 408-546-4714 or pam.sufi@jdsu.com

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